EXHIBIT C

                     JOINT FILING AGREEMENT


     This Joint Filing Agreement (this "Agreement") is made and entered into as of the 16th day of July, 1999, by and among the undersigned parties.

     In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on
Schedule 13D (including amendments thereto) with respect to the common stock of Costilla Energy, Inc., a Delaware corporation, and further agree that this Agreement be included as an exhibit to such joint filing (including amendments thereto). Each of the persons named below acknowledges that the information contained in the statement on Schedule 13D (including amendments thereto) respecting such person is complete and accurate in all material respects and that such person does not know and has no reason to believe that the information respecting any other person named below is inaccurate.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

PRIZE ENERGY RESOURCES, L.P.       PRIZE OPERATING COMPANY
By: Prize Operating Company,
    General Partner


By:   /s/ Philip B. Smith          By:   /s/ Philip B. Smith
  _________________________          _________________________
    Philip B. Smith                     Philip B. Smith
    Chairman and Chief                  Chairman and Chief
    Executive Officer                   Executive Officer


                                   PRIZE ENERGY CORP.


                                   By:   /s/ Philip B. Smith
                                     _____________________________
                                        Philip B. Smith
                                        Chairman and Chief
                                        Executive Officer